As filed with the Securities and Exchange Commission on August 4, 2022

Registration No. 333-

UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

Form S-1

Registration Statement Under The Securities Act of 1933

Applied DNA Sciences, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7380	59-2262718
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

50 Health Sciences Drive

Stony Brook, New York 11790

(631) 240-8800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James A. Hayward, Ph.D., Sc.D.

Chairman, Chief Executive Officer and President

Applied DNA Sciences, Inc.

50 Health Sciences Drive

Stony Brook, New York 11790

(631) 240-8801

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

COPIES TO:

Merrill M. Kraines, Esq. Todd Kornfeld McDermott Will & Emery LLP One Vanderbilt Avenue New York, NY 10017-3852 212-547-5616	Robert F. Charron Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 212-370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☒ 333-266223

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided in Section 7(a)(2)(B) of the Securities Act. ☐

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Applied DNA Sciences, Inc., a Delaware corporation (the “Company”), is filing this registration statement with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1, as amended (File No. 333-266223) (the “Prior Registration Statement”), which the Securities and Exchange Commission declared effective on August 4, 2022.

The Company is filing this registration statement for the sole purpose of registering the following additional securities of the Company: (i) shares of the Company’s common stock, par value $0.001 per share and accompanying Series A warrants to purchase shares of common stock (“Series A Warrants”) and accompanying Series B warrants to purchase shares of common stock (“Series B Warrants”; and, together with the Series A Warrants, the “Series Warrants”); (ii) the Company’s pre-funded warrants to purchase shares of common stock and accompanying Series Warrants; and (iii) shares of common stock underlying the pre-funded warrants and Series Warrants.

The proposed maximum aggregate offering price of the common stock and accompanying Series Warrants will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants and accompanying Series Warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants and accompanying Series Warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock and accompanying Series Warrants issued in the offering.

The additional securities that are being registered for sale have a proposed maximum offering price not to exceed $6,000,000 and are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement, are hereby incorporated by reference into this registration statement.

The required opinion and consents are listed on the exhibit index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Stony Brook, State of New York, on August 4, 2022.

APPLIED DNA SCIENCES, INC.

By:	/s/ James A. Hayward
James A. Hayward
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Hayward	President, Chairman of the Board of Directors and Director	August 4, 2022
James A. Hayward	Chief Executive Officer (Principal Executive Officer)

/s/ Beth Jantzen	Chief Financial Officer	August 4, 2022
Beth M. Jantzen	(Principal Financial Officer and Principal Accounting Officer)

/s/ *	Director	August 4, 2022
John Bitzer, III

/s/ *	Director	August 4, 2022
Robert Catell

/s/ *	Director	August 4, 2022
Joseph D. Ceccoli

/s/ *	Director	August 4, 2022
Scott L. Anchin

/s/ *	Director	August 4, 2022
Yacov A. Shamash

/s/ *	Director	August 4, 2022
Sanford R. Simon

/s/ *	Director	August 4, 2022
Elizabeth M. Schmalz

*By:	/s/ Beth Jantzen
Beth M. Jantzen
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

5.1*	Opinion of McDermott Will & Emery LLP

23.1*	Consent of Marcum LLP.

23.2*	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included as part of the signature page of the registration statement on Form S-1 (333-266223), initially filed by Applied DNA Sciences, Inc. with the Securities and Exchange Commission on July 19, 2022).

107	Filing Fee Table.

*	Filed herewith.
**	Previously filed.